EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160




                    SILGAN HOLDINGS COMPLETES ACQUISITION OF
                   EUROPEAN WHITE CAP METAL CLOSURES BUSINESS


STAMFORD, CT, June 1, 2006 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it has completed the acquisition of the Amcor White Cap closures business in Europe. As anticipated, the closings for the Amcor White Cap closures businesses in Turkey, China, Brazil, Venezuela and a portion of the Philippines are expected to close upon satisfactory completion of specific closing conditions pursuant to the purchase agreement. As a result of certain closing conditions not being met, the remaining portion of the Amcor White Cap business in the Philippines has not closed and may not close.

This combined business, which will operate under the name Silgan White Cap, is a leading supplier of an extensive range of metal closures to consumer goods packaging companies in the food and beverage industries in Europe, Asia and South America. The European business, which had sales of approximately EUR 195.6 million (or approximately $250.6 million at current exchange rates) for its fiscal year ended June 30, 2005, is headquartered in Hanover, Germany and operates manufacturing facilities in Germany, Poland and Italy.

The purchase price for the European business was EUR 185.8 million (or approximately $238.0 million), which includes assumed indebtedness of EUR 11.8 million (or approximately $15.1 million). Pursuant to the terms of the purchase agreement, the Company also funded an incremental EUR 11.2 million (or approximately $14.4 million) for higher working capital primarily for seasonal



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SILGAN HOLDINGS
June 1, 2006
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purposes.  The Company expects the transaction to be neutral to earnings in 2006 and potentially negative to earnings in the second quarter of 2006 principally due to the initial write-up of inventory required for accounting purposes. However, the transaction is expected to be accretive to 2007 earnings with additional opportunity as certain synergies and cost savings initiatives are realized. The Company's current earnings estimates exclude the impact of this acquired business.

The Company also announced today that it closed on EUR 200 million (or approximately $256.2 million) of incremental term loan borrowings under its existing senior secured credit facility. The proceeds from this borrowing were used to finance this transaction and the anticipated purchase price for the non-European transactions. The terms for the incremental term loans are the same as those under the Company's existing senior secured credit facility. An affiliate of Deutsche Bank AG was the sole arranger of the transaction.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of approximately $2.5 billion in 2005. Silgan operates 64 manufacturing facilities in the U.S., Canada and Europe. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading supplier of metal, composite and plastic vacuum closures for food and beverage products in North America and Europe.

Statements included in this press release, which are not historical facts, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2005 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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